                                                                Exhibit 10.2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          ROCKY MOUNTAIN INTERNET, INC.
                                  D/B/A RMI.NET

                                       AND

         INTERNET CONNECT, INC., INTERWEB DESIGN AND HOSTING, INC.,
          JAY W. MASON, M.D., DAX J.C. KELSON, DAVID S. JENNINGS,
           DAVID L. ALDERSON, JR., AND TIMOTHY H. CRAWFORD, M.D.


                                 JUNE 10, 1999

                               TABLE OF CONTENTS

1.  Definitions
2.  Basic Transaction
    (a)   The Merger
    (b)   The Closing
    (c)   Actions at the Closing
    (d)   Effect of Merger
    (e)   Procedure for Payment
    (f)   Closing of Transfer Records
3.  Representations and Warranties of the Companies and the Sellers
    (a)   Status of Sellers
    (b)   Authorization of Transaction
    (c)   Noncontravention
    (d)   Brokers' Fees
    (e)   Seller Shares
    (f)   Organization, Qualification, and Corporate Power of the Companies
    (g)   Capitalization
    (h)   Subsidiaries
    (i)   Financial Statements
    (j)   Events Subsequent to Most Recent Fiscal Year End
    (k)   Undisclosed Liabilities
    (l)   Legal Compliance
    (m)   Title to Assets
    (n)   Real Property
    (o)   Intellectual Property
    (p)   Tangible Assets
    (q)   Inventory
    (r)   Contracts
    (s)   Notes and Accounts Receivable
    (t)   Power of Attorney
    (u)   Insurance
    (v)   Litigation
    (w)   Warranties
    (x)   Employees
    (y)   Employee Benefits
    (z)   Tax Matters
    (aa)  Guaranties
    (bb)  Environmental, Health, and Safety Matters
    (cc)  State PUC Authorizations and FCC Authorizations
    (dd)  Certain Business Relationships with the Sellers
    (ee)  Investment
    (ff)  Licenses and Permits
    (gg)  Accounts Payable

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
    (hh)  Prepaid Customer Fees
    (ii)  Capital Lease Obligations
    (jj)  Continuity of Interest
    (kk)  Disclosure
4.  Representations and Warranties of the Buyer
    (a)   Organization
    (b)   Capitalization
    (c)   Authorization of Transaction
    (d)   Noncontravention
    (e)   Brokers' Fees
    (f)   Continuity of Business Enterprise
    (g)   Status of Buyer Shares
    (h)   Disclosure
5.  Covenants
    (a)   General
    (b)   Notices and Consents
    (c)   Regulatory Matters and Approvals
    (d)   Operation of Business
    (e)   Full Access
    (f)   Notice of Developments
    (g)   Exclusivity
    (h)   Continuity of Business Enterprise
    (i)   Legend
6.  Conditions to Obligation to Close
    (a)   Conditions to Obligation of the Buyer
    (b)   Conditions to Obligation of the Sellers
7.  Termination
    (a)   Termination of Agreement
    (b)   Effect of Termination
8.  Post-Closing Covenants
    (a)   General
    (b)   Litigation Support
    (c)   Transition
    (d)   Confidentiality
    (e)   Covenant Not to Compete
    (f)   Survival of Representations and Warranties
    (g)   Indemnification Provisions for Benefit of the Buyer
    (h)   Indemnification Provisions for Benefit of the Sellers
    (i)   Matters Involving Third Parties
    (j)   Other Indemnification Provisions
    (k)   Limitations on Indemnification Obligations
    (l)   Employment of Dax J.C. Kelson
9.  Escrow Fund
10. Miscellaneous
    (a)   Press Releases and Public Announcements

    (b)   No Third Party Beneficiaries
    (c)   Entire Agreement
    (d)   Succession and Assignment
    (e)   Counterparts
    (f)   Headings
    (g)   Notices
    (h)   Sellers' Representative
    (i)   Governing Law
    (j)   Dispute Resolution
    (k)   Amendments and Waivers
    (l)   Severability
    (m)   Expenses
    (n)   Construction
    (o)   Incorporation of Exhibits and Schedules
    Exhibit A--Certificate of Merger
    Exhibit B--Articles of Merger
    Exhibit C--Lockup Agreement
    Exhibit D--Financial Statements
    Exhibit E--Form of Opinion of Counsel to the Sellers
    Exhibit F--Form of Opinion of Counsel to the Buyer
    Exhibit G--Form of Escrow Agreement
    Disclosure Schedule--Exceptions to Representations and Warranties

                           AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of this 10TH day of June, 1999 by and among ROCKY MOUNTAIN INTERNET, INC., a Delaware corporation d/b/a RMI.NET (the "Buyer"), and INTERNET CONNECT, INC., a Utah corporation ("ICI"), and ICI's wholly owned subsidiary, INTERWEB DESIGN AND HOSTING, INC., a Utah corporation ("IWDH"), and Jay W. Mason, M.D., Dax J.C. Kelson, David S. Jennings, David L. Alderson, Jr., and Timothy
H. Crawford, M.D. (collectively, the "Sellers"). The Buyer, ICI, IWDH, and the Sellers are referred to collectively herein as the "Parties".

                                   RECITALS:

         A. The Sellers have all right, title and interest in and to 1,427.56 shares of the issued and outstanding common stock, no par value per share, of ICI, representing all of the issued and outstanding shares of stock of ICI (the "Seller Shares"), and ICI has all right, title and interest in and to 800 shares of the issued and outstanding common stock, no par value per share, of IWDH, representing all of the issued and outstanding shares of stock of IWDH.

         B. The Buyer wishes to acquire the Seller Shares, and the Sellers are willing to sell the Seller Shares to the Buyer pursuant to the terms and conditions of this Agreement.

         C. This Agreement contemplates a tax-free merger of ICI with and into the Buyer in a reorganization pursuant to Code Section 368(a)(1)(A) (the "Merger").

         D. Either prior to, or concurrently with, the Merger, ICI and the Sellers shall merge IWDH with and into ICI, with ICI as the surviving corporation (hereinafter referred to as the "Company").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

                                  AGREEMENT:

         1.  DEFINITIONS.

          "ACQUISITION PROPOSAL" means any proposal, other than the transactions contemplated by this Agreement, for (i) any merger or other business combination, including any transaction structured as a consolidation or share exchange, involving the Companies or the Sellers, (ii) the acquisition of the Companies or a material equity interest in or a material portion of the assets or properties of the Companies or (iii) the dissolution or liquidation of the Companies.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

          "AGREEMENT" has the meaning set forth in the preface above.

          "ARTICLES OF MERGER" have the meaning set forth in Section 2(c) below.

          "BUYER" has the meaning set forth in the preface above.

          "BUYER COMFORT LETTER" has the meaning set forth in Section 5(d) below.

          "BUYER'S SEC FILINGS" has the meaning set forth in Section 3(ee) below.

          "BUYER SHARE" means any share of the common stock, $0.001 par value per share, of the Buyer.

          "CERTIFICATE OF MERGER" has the meaning set forth in Section 2(d) below.

          "CLOSING" has the meaning set forth in Section 2(b) below.

          "CLOSING BUYER SHARES" has the meaning set forth in Section 2(d)(x) below.

          "CLOSING DATE" has the meaning set forth in Section 2(b) below.

          "CLOSING PRICE" has the meaning set forth in Section 2(d)(v) below.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANY" means ICI, and its wholly-owned subsidiary, IWDH, which will be merged with and into ICI prior to, or concurrently with, the Merger.

          "COMPANIES" has the meaning set forth in Section 3 below.

          "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the parties and their respective Affiliates that is not already generally available to the public.

          "CONTINGENT LIABILITIES" has the meaning set forth in Section 3(k) below.

         "CURRENT ASSETS" means cash, accounts receivable for customer accounts with balances of forty-five (45) days or less incurred in the ordinary course of the Companies' business, prepaid

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expenses and other current assets (which have value to the business after the
Closing Date) reflected on the consolidated balance sheets of the Companies dated as of the Most Recent Fiscal Month End and prepared in accordance with GAAP.

         "CURRENT LIABILITIES" means accounts payable and accrued expenses, all accrued but unpaid taxes, all deferred revenues and any other current liability (except the current portion of any bank debt or line of credit) reflected on the monthly consolidated balance sheets of the Companies dated as of the Most Recent Fiscal Month End and prepared in accordance with GAAP.

         "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Reg. Section 1.1502-13.

         "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including Multiemployer Plan), or
(d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ESCROW AGENT" has the meaning set forth in Section 2(e)(i) below.

         "ESCROW AGREEMENT" has the meaning set forth in Section 9 below.

         "ESCROW FUND" has the meaning set forth in Section 9 below.

         "ESCROW SHARES" has the meaning set forth in Section 2(e)(i) below.

         "ESCROW TERM" has the meaning set forth in Section 2(e)(i) below.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FCC AUTHORIZATIONS" means all approvals, consents, permits, licenses, certificates, and authorizations given by the Federal
Communications Commission or similar federal governmental agency to provide the telecommunications services currently provided by the Companies and to conduct their businesses as currently conducted.

         "FINANCIAL STATEMENTS" have the meaning set forth in Section 3(i) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8(i)(i) below.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8(i)(i) below.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE" means actual knowledge after reasonable investigation.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LOCK-UP AGREEMENT" has the meaning set forth in Section 2(d)(ix) below.

         "LONG-TERM LIABILITIES" means any term loans (bank debt, lines of credit, and other forms of debt, including the current portion thereof), capital leases, operating leases, whether or not stated on the consolidated balance sheets, and other liabilities, whether or not identified on the Companies' consolidated balance sheets.

         "MERGER" has the meaning set forth in Recital C above.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in
Section 3(i) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(i) below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 3(i) below.

         "MULTIEMPLOYEE PLAN" has the meaning set forth in ERISA Section
3(37).

         "NET WORKING CAPITAL" means the difference between the Companies' Current Assets and their Current Liabilities.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PERMITS" has the meaning set forth in Section 3(ff) below.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASE PRICE" has the meaning set forth in Section 2(d)(v) below.

         "RECURRING REVENUE RATE" has the meaning set forth in Section 2(d)(vi) below.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER SHARES" has the meaning set forth in the Recitals above.

          "SELLERS" has the meaning set forth in the preface above.

          "SELLERS' REPRESENTATIVE" has the meaning set forth in Section 10(h) below.

          "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "STATE PUC AUTHORIZATIONS" means all approvals, consents, permits, licenses, certificates, and authorizations given by any state or local regulatory authority to provide the telecommunications services currently provided by the Companies and to conduct their businesses as currently conducted.

          "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "TAX RETURN" means any return, declaration, report, claim for refund or information returns or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "THIRD PARTY CLAIM" has the meaning set forth in Section 8(i)(i) below.

         2.  BASIC TRANSACTION.

         (a) THE MERGER. On and subject to the terms and conditions of this Agreement, the Company will merge with and into the Buyer (the "Merger") at the Effective Time. The Buyer shall be the corporation surviving the Merger (the "Surviving Corporation").

         (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Hart, LLP, 215 South State Street, Suite 500, Salt Lake City, Utah, 84111, commencing at 5:00 p.m. local time on the earlier of (i) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or (ii) June 9, 1999 (the "Closing Date"); PROVIDED, HOWEVER, that if the Closing does not occur by June 9, 1999, then the Closing Date will be automatically extended until June 22, 1999, and such Closing Date may be further extended only upon mutual agreement of the Parties.

         (c) ACTIONS AT THE CLOSING. At the Closing, (i) the Sellers and the Company shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer shall deliver to the Sellers and the Company the various certificates, instruments, and documents referred to in
Section 6(b) below, (iii) each of the Sellers shall deliver to the Buyer stock certificates representing all of his or her Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer and the Sellers shall file with the (A) Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), and (B) Utah Department of Commerce, Division of Corporations and Commercial Code, the Articles of Merger attached hereto as Exhibit B (the "Articles of Merger") and (v) the Buyer shall deliver to the Exchange Agent in the manner provided below in this Section 2 the certificates evidencing the Buyer Shares issued pursuant to this Agreement.

         (d) EFFECT OF MERGER.

                  (i) GENERAL. The Merger shall become effective at the time the Buyer and the Sellers file the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Utah Department of Commerce, Division of Corporations and Commercial Code, which the Buyers and the Sellers undertake to file no later than three (3) business days after the Closing Date (the "Effective Time"). The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Sellers in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Buyer in effect at and as of the Effective Time shall remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                  (iii) BYLAWS. The Bylaws of the Buyer in effect at and as of the Effective Time shall remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                  (iv) DIRECTORS AND OFFICERS. The directors and officers of the Buyer in office at and as of the Effective Time shall remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

                  (v) CONVERSION OF SELLER SHARES. At the Closing, each Seller Share shall be converted into the right to receive the number of the Buyer Shares equal to one million five hundred thousand and no/100ths dollars ($1,500,000), divided by the average closing price per share of the Buyer Shares for the five (5) day period ending on the day prior to the Closing Date (the "Closing Price"), divided by the number of all Seller Shares outstanding (the "Purchase Price") (the ratio of the Buyer Shares to the Seller Shares is referred to herein as the "Conversion Ratio"), and PROVIDED, HOWEVER, that the Conversion Ratio shall be subject to adjustment in the event of any adjustment in the Purchase Price as contemplated under Section 2(d)(vi) below, or any stock split, stock dividend, reverse stock split, or other change in the number of the Seller Shares outstanding. No Seller Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

                  (vi) ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price set forth in Section 2(d)(v) above is based upon a combined monthly Recurring Revenue Rate of the Company for the Most Recent Fiscal Month End of ninety five thousand and no/100ths dollars ($95,000.00), and the status of the Company's Net Working Capital and Long Term Liabilities as of the Closing Date, as more fully described below. The Purchase Price is subject to adjustment as of the Closing as follows:

                           (A) In the event that the Recurring Revenue Rate
                  exceeds or is less than ninety five thousand and no/100ths dollars ($95,000.00), the Purchase Price shall be increased or reduced, whichever may be the case, by fifteen dollars and 79/100 ($15.79) for each dollar that the Recurring Revenue Rate exceeds or is less than such amount;

                           (B) In the event that the Company's Net Working
                  Capital is positive or negative, whichever may be the case, the Purchase Price shall be increased or reduced dollar for dollar in an amount equal to the positive or negative Net Working Capital, as applicable; and

                           (C) The Purchase Price shall be reduced dollar for
                  dollar by the amount of any Long Term Liabilities of the Company assumed by the Buyer.

                  (vii) BUYER SHARES. Each Buyer Share issued and outstanding at and as of the Closing Date shall remain issued and outstanding. The Buyer Shares to be issued pursuant to this Agreement shall be registered in accordance with Sections 2(d)(viii), 2(d)(ix) and 2
         (d)(x) below.

                  (viii) ESCROW OF BUYER SHARES. At and as of the Effective Time, to secure its obligations under Section 8 below and such other obligations as the Buyer shall reasonably determine to be necessary, and as more fully described in Section 9 below, the Sellers will deposit with an escrow agent (the "Escrow Agent"), that number of Buyer Shares equal to ten percent (10%) of the Buyer Shares payable to Sellers hereunder (the "Escrow Shares"), which Escrow Shares shall be held by the Escrow Agent until the first anniversary of the Closing Date (the "Escrow Term"). The Escrow Shares shall be registered under the Securities Act by the Buyer prior to the expiration of the Escrow Term.

                  (ix) LOCKUP OF BUYER SHARES. At and as of the Effective Time, sixty percent (60%) of the Buyer Shares to be issued to the Sellers pursuant to this Section 2 shall be subject to a Lockup Agreement, in the form attached hereto as Exhibit C (the "Lockup Agreement"), which will, except as provided therein, prohibit any transfer, sale or other disposition of such Buyer Shares for a period of nine (9) months following the Closing Date. The Buyer may, at its option, deliver the Lock-Up Shares to the Sellers in the form of either registered or unregistered Buyer Shares; PROVIDED, HOWEVER; the Buyer hereby agrees to register such unregistered Lock-Up Shares or to deliver to the Sellers registered Buyer Shares in exchange therefor, prior to the expiration of the Lock-Up Period.

                  (x) TRADING AND TRANSFER OF BUYER SHARES. At and as of the Effective Time, thirty percent (30%) of the Buyer Shares to be issued to the Sellers pursuant to this Section 2 will not be registered under the Securities Act (the "Closing Buyer Shares"). The Buyer shall, within one (1) business day following receipt by the Buyer of written notice of the effectiveness of the Buyer's pending registration statement on Form S-4, deliver to the Sellers registered Buyer Shares; PROVIDED, HOWEVER, that if the market price for the Closing Buyer Shares on the day prior to such delivery is less than the Closing Price established pursuant to Section 2(d)(v) above, the Buyer shall deliver additional registered Buyer Shares to the Sellers so that the total value of the registered Buyer Shares delivered to the Sellers hereunder shall be equal to the total value of the Closing Buyer Shares at and as of the Closing Date; and PROVIDED, FURTHER, that the Buyer shall pay to the Sellers interest (in the form of cash or other form of immediately available funds) at the rate of twelve percent (12%) per annum on the value of the Closing Buyer Shares, as determined by the Closing Price established pursuant to Section 2(d)(v) above, from and after the Effective Time until such registered Buyer Shares are delivered to the Sellers. After the Effective Time, the Sellers will be allowed to sell, trade and otherwise transfer up to thirty percent (30%) of the Buyer Shares to be issued to the Sellers pursuant to this Section 2; PROVIDED, HOWEVER, that, for a period of six (6) months from and after the Effective Time, the Sellers may not sell, trade or otherwise transfer more than 4,000 Buyer Shares in any one trading day.

         (e) PROCEDURE FOR PAYMENT.

                  (i) Subject to Section (d) above, immediately after the Effective Time, the Buyer shall furnish to American Securities Transfer and Trust, Inc., (the "Exchange Agent") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Buyer Shares equal to the product of (I) the Conversion Ratio TIMES
         (II) the number of outstanding Seller Shares.

                  (ii) The Buyer shall direct the Exchange Agent to immediately issue the thirty percent (30%) of the Buyer Shares referred to in
         Section 2(d)(x) above to the Sellers by transferring such shares via the electronic transfer procedure known as "DWAC" to a brokerage account specified by each of the Sellers. The remaining seventy percent (70%) of the Buyer shares shall be issued by the Exchange Agent to the Escrow Agent and the Sellers pursuant to the provisions of Section 2(d)(viii) and 2(d)(ix) above.

                  (iii) The Buyer shall not pay any dividend or make any distribution on the Buyer Shares (with a record date at or after the Effective Time) to any record holder of outstanding Seller Shares until the holder surrenders for exchange his/her or its certificates which represented the Seller Shares. The Buyer shall instead pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Buyer shall cause the Exchange Agent to make prompt payment of any cash the Exchange Agent receives from the Buyer as a dividend or distribution to the holders of outstanding Seller Shares as necessary. In no event, however, will any holder of outstanding Seller Shares be entitled to any interest or earnings on any dividend or distribution pending receipt of the Buyer Shares.

                  (iv) The Buyer may cause the Exchange Agent to return any Buyer Shares and any dividends and distributions thereon remaining unclaimed one hundred and eighty (180) days after the Effective Time, and thereafter each remaining record holder of outstanding Seller Shares shall be entitled to look to the Buyer (subject to abandoned property, escheat and other similar laws) as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon to which he/she or it is entitled upon surrender of his/her or its certificates.

                  (v) The Parties shall bear all charges and expenses of the Exchange Agent equally.

         (f) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Seller Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS. Each of the ICI and IWDH (collectively, the "Companies"), and the Sellers, jointly and severally, represents and warrants to the Buyer that the statements contained in this Section 3, relating to both the Companies and the Sellers, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 3.

         (a) STATUS OF SELLERS. Each Seller, other than ICI, is a natural person.

         (b) AUTHORIZATION OF TRANSACTION. Except as set forth in Section 3(b) of the Disclosure Schedule, each of the Companies and the Sellers has full right, power and authority to execute and deliver this Agreement and the Exhibits hereto to which the Companies and the Sellers are signatory, to perform its, his or her obligations hereunder and thereunder and to transfer and convey his or her Seller Shares to the Buyer. This Agreement and the Exhibits hereto to which the Company and the Sellers are signatory, constitute the valid and legally binding obligations of each of the Companies and the Sellers, enforceable in accordance with their respective terms and conditions, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the Companies nor any of the Sellers need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third person or party, including, without limitation, any government or governmental agency, in order to consummate the transactions contemplated by this Agreement.

         (c) NONCONTRAVENTION. Except as set forth in Section 3(c) of the Disclosure Schedule, to the Sellers' Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Companies or any of the Sellers is subject, or any provision of the articles of incorporation or bylaws of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Companies or any of the Sellers is a party or by which it, he or she is bound or to which any of its, his or her assets is subject (or result in the imposition of any Security Interest upon any of such assets). Neither the Companies, nor any of the Sellers, need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice to, make any filing with, or obtain any authorization, consent, or approval, would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) BROKERS' FEES. Except as set forth in Section 3(d) of the Disclosure Schedule, neither the Companies, nor any of the Sellers, has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) SELLER SHARES. Except as described in Section 3(e) of Disclosure Schedule, each of the Sellers holds of record, is the sole beneficial owner of, and has good and marketable title to, the Seller Shares delivered by such Seller to the Buyer pursuant to this Agreement, free and clear of any restrictions on transfer, Taxes, Security Interests, Liabilities, options, warrants, purchase rights, preemptive rights, contracts, commitments, equities, claims and demands. No Seller is a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any capital stock of the Companies (other than this Agreement). None of the Sellers is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Companies.

         (f) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER OF THE COMPANIES. The Companies are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. The Companies are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Companies taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Companies have full corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

         (g) CAPITALIZATION. The entire authorized capital stock of the Companies consists of 5,000 ICI Shares, of which 1,427.56 Shares are issued and outstanding, and 50,000 IWDH Shares, of which 800 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers in the amounts set forth in Section 3(g) of the Disclosure Schedule, and to the Sellers Knowledge, were not issued in violation of any federal or state securities laws. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Companies to issue, sell, or otherwise cause to become outstanding any of their capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Companies.

         (h) SUBSIDIARIES. IWDH is the sole Subsidiary of ICI.

         (i) FINANCIAL STATEMENTS. Attached hereto as Exhibit D are the following consolidated financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended January 31, 1998 and 1999 (the "Most Recent Fiscal Year End") for the Companies; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the month ended April 30, 1999 (the "Most Recent Fiscal Month End") for the Companies. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods, are correct and complete, and are consistent with the books and records of the Companies (which books and records are correct and complete); PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         (j) EVENTS SUBSEQUENT TO MOST RECENT FISCAL MONTH END. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the businesses, financial conditions, operations, results of operations, or future prospects of the Companies taken as a whole.

         (k) UNDISCLOSED LIABILITIES. The Companies have no Liabilities except for (i) Liabilities set forth on the face of the consolidated balance sheet dated as of the Most Recent Financial Statements, (ii) Liabilities which have arisen after the date of the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) the contingent Liabilities (the "Contingent Liabilities") set forth in Section 3(k) of the Disclosure Schedule.

         (l) LEGAL COMPLIANCE. The Companies, and their predecessors and Affiliates, have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Companies alleging any failure so to comply.

         (m) TITLE TO ASSETS. Except as reflected otherwise on the Most Recent Financial Statements, and except as set forth in Section 3(m) of the Disclosure Schedule, the Companies have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Financial Statements, or acquired after the date thereof, free and clear of all Security Interests and Liabilities, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements.

         (n) REAL PROPERTY. The Companies do not own any real property.
Section 3(n) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Companies. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in
Section 3(n) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(n) of the Disclosure Schedule:

                    (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                    (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    (iii) to the Sellers' Knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iv) no party to the lease or sublease has repudiated any provision thereof;

                    (v) to the Sellers' Knowledge there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                    (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above and, as set forth in Section 3(n) of the Disclosure Schedule, are true and correct in all material respects with respect to the underlying lease;

                    (vii) The Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                    (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                     (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

          (o) INTELLECTUAL PROPERTY. Except as disclosed on Section 3(o) of the Disclosure Schedule:

                  (i) The Companies own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Companies as presently conducted. The Companies have taken all necessary action to maintain and protect each item of Intellectual Property that they own or use.

                  (ii) The Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Companies have never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Companies must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Companies.

                  (iii) Section 3(o)(iii) of the Disclosure Schedule identifies each patent, trademark, tradename, service mark, or other registration which has been adopted by or issued to the Companies with respect to any of their Intellectual Property, identifies each pending application or application for registration which the Companies have made with respect to any of their Intellectual Property, and identifies each license, agreement, or other permission which has granted to any third party with respect to any of their Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, trademarks, tradenames, services marks, and other registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified in Section 3(o)(iii) of the Disclosure Schedule:

                           (A) The Companies possess all right, title, and
                  interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Sellers' Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D) The Companies have not agreed to indemnify any
                  Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) Section 3(o)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Companies use pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(o)(iv) of the Disclosure Schedule:

                           (A) to the Sellers' Knowledge, the license,
                  sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (B) to the Sellers' Knowledge, the license,
                  sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (C) to the Sellers' Knowledge, no party to the
                  license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) no party to the license, sublicense, agreement,
                  or permission has repudiated any provision thereof;

                           (E) with respect to each sublicense, the
                  representations and warranties set forth in subsections (A) through (D) above are true and correct in all material respects with respect to the underlying license;

                           (F) the underlying item of Intellectual Property is
                  not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (G) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Sellers' Knowledge, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (H) The Companies have not granted any sublicense or
                  similar right with respect to the license, sublicense, agreement, or permission.

                  (v) The Companies will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

         (p) TANGIBLE ASSETS. The Companies own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (q) INVENTORY. The inventory of the Companies consist of equipment, materials, supplies, parts, and goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and a material portion of which is neither obsolete, damaged, nor defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.

         (r) CONTRACTS. Section 3(r) of the Disclosure Schedule lists the following contracts and other agreements to which the Companies are a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of equipment, raw materials, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Companies, or involve consideration in excess of $10,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi)    any agreement involving any of the Sellers;

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii)  any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Companies; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

         The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(r) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(r) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement; except as to the foregoing where the same would not have a material adverse effect on the financial condition of the Companies or the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (s) NOTES AND ACCOUNTS RECEIVABLE. Except as set forth in Section 3(s) of the Disclosure Schedule, all notes and accounts receivable of the Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.

         (t) POWERS OF ATTORNEY. Except as set forth in Section 3(t) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Companies.

         (u) INSURANCE. Section 3(u) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Companies have been a party, a named insured, or otherwise the beneficiary of coverage at any time since the Companies' incorporation:

                    (i) the name, address, and telephone number of the agent;

                    (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                    (iii) the policy number and the period of coverage;

                    (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                    (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

         With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Companies nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof; except as to the foregoing where the same would not have a material adverse effect on the financial condition of the Companies or the ability of the Parties to consummate the transactions contemplated by this Agreement. The Companies have been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Section 3(u) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Companies.

         (v) LITIGATION. Except as set forth in Section 3(v) of the Disclosure Schedule, the Companies are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, nor is it a party or, to the Knowledge of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The Sellers do not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Companies.

         (w) WARRANTIES. Each product or service, sold, leased, or delivered by the Companies has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Companies have no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies. No product or service, sold, leased, or delivered by the Companies is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(w) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease containing applicable guaranty, warranty, and indemnity provisions.

         (x) EMPLOYEES. Except as described in Section 3(x) of the Disclosure Schedule, to the Knowledge of the Companies or the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with the Companies. The Companies are not a party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Companies have not committed any unfair labor practice. The Companies have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Companies.

         (y) EMPLOYEE BENEFITS. The Companies or the Sellers have no Employee Benefit Plan that they maintain, or to which they contribute, or have any obligation to contribute.

         (z) TAX MATTERS.

                  (i) The Companies have filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Companies (whether or not shown on any Tax Return) have been paid. The Companies currently are not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

                  (iii) The Companies do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Companies either (A) claimed or raised by any authority in writing or
         (B) as to which the Companies or any of the Sellers have Knowledge based upon personal contact with any agent of such authority. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies covering fiscal years 1996, 1997, and 1998.

                  (iv) The Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The unpaid Taxes of the Companies (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets of the Most Recent Fiscal Month End (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers in filing their

         Tax Returns.

                  (vi) The Companies have not filed a consent under Code Section 341(f). The Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (vii) Section 3(z) of the Disclosure Schedule sets forth the following information with respect to the Companies as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Companies in their assets;
         (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Companies; and (C) the amount of any deferred gain or loss allocable to the Companies arising out of any Deferred Intercompany Transaction.

          (aa) GUARANTIES. The Companies are not a guarantor or otherwise are liable for any Liability or obligation (including indebtedness) of any other Person.

          (bb) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Each of the Companies, and their respective predecessors and Affiliates, have, to the Seller's Knowledge, complied, and are in compliance, with all Environmental, Health, and Safety Requirements.

         (cc) STATE PUC AUTHORIZATIONS AND FCC AUTHORIZATIONS. The Companies have all State PUC Authorizations or FCC Authorizations necessary and advisable for the conduct of its businesses as presently conducted and as presently contemplated to be conducted after the Closing Date.

         (dd) CERTAIN BUSINESS RELATIONSHIPS WITH THE SELLERS. Except as set forth in Section 3(dd) of the Disclosure Schedule, none of the Sellers or their respective Affiliates has been involved in any business arrangement or relationship with the Companies within the past twelve (12) months, and none of the Sellers and their respective Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Companies.

         (ee) INVESTMENT. Each of the Sellers understands and acknowledges that (i) certain of the Buyer Shares have not been registered, and will not be registered, under the Securities Act, or under any state securities laws, prior to the Closing Date, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) each of the Sellers is acquiring the Buyer Shares solely for its own account for investment purposes, and not with a view to the distribution thereof; (iii) each of the Sellers is a sophisticated investor with knowledge and experience in business and financial maters; (iv) each of the Sellers has received and reviewed the Buyer's most recent (A) annual report on Form 10-K, dated March 31, 1999 and (B) quarterly report on Form 10-Q dated May 14, 1999 (the "Buyer's SEC Filings"), and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Buyer Shares; and (v) each of the Sellers, together with its respective legal, tax, and financial advisors have investigated the Buyer, and its business, and has negotiated the transactions contemplated herein, and has independently determined to enter into such transactions.

         (ff) LICENSES AND PERMITS. The Sellers have delivered to the Buyer copies of, and Section 3(ff) of the Disclosure Schedule correctly and completely lists, every license, permit, registration and governmental approval, agreement and consent applied for, pending by, issued or given to the Companies, and every agreement with governmental authorities (federal, state, local or foreign) entered into by the Companies, which is in effect or has been applied for or is pending (the "Permits"), which copies are true, correct, and complete in all material respects. Such Permits constitute all licenses, permits, registrations, approvals, agreements and consents which are required in order for the Companies to conduct their businesses as presently conducted, are valid and enforceable and remain in full force and effect.

         (gg) ACCOUNTS PAYABLE. Section 3(gg) of the Disclosure Schedule lists each account payable of the Companies as of the date of the Most Recent Fiscal Month End, and will list each account payable of the Companies as of the Closing. With respect to each account payable: (A) the account payable arose from a bona fide transaction completed in accordance with the terms of any documents or agreements pertaining to such transaction; (B) the account payable is not evidenced by a judgment and there is no material dispute respecting it; (C) the account payable arose in the Ordinary Course of Business of the Companies; and (D) each account payable is correct in amount and relates solely to the businesses of the Companies.

         (hh) PREPAID CUSTOMER FEES. Section 3(hh) of the Disclosure
Schedule correctly and accurately sets forth the combined dollar value of the Company's prepaid customer fees as of the Most Recent Fiscal Month End.

         (ii) CAPITAL LEASE OBLIGATIONS. Section 3(ii) of the Disclosure Schedule correctly and accurately sets forth all of the Company's capital lease obligations for the Most Recent Fiscal Month End.

         (jj) CONTINUITY OF INTEREST. The Sellers have no present plan, intention, or arrangement to dispose of any of the Buyer Shares received in the Merger in a manner that would cause the Merger to violate the continuity of interest requirement set forth in Reg. Section 1.368-1.

         (kk) DISCLOSURE. This Agreement and the Exhibits and Schedules hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

         (a) ORGANIZATION. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse affect on the financial condition of the Buyer taken as a whole or on the ability of he Parties to consummate the transactions contemplated by the Agreement.

         (b) CAPITALIZATION. The entire authorized capital stock of the Buyer consists of 25,000,000 Buyer Shares, of which 11,200,000 Buyer Shares are issued and outstanding and 20,000 Buyer Shares are held in treasury. All of the Buyer Shares to be issued pursuant to this Agreement have been duly authorized and, upon consummation of the transactions contemplated herein, will be validly issued, fully paid, and nonassessable.

         (c) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Exhibits hereto, and to perform its obligations hereunder. This Agreement and the Exhibits hereto which the Buyer is signatory constitute the valid and legally binding obligation of the Buyer, enforceable in accordance with their respective terms and conditions, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Other than in connection with the provisions of the Securities Exchange Act, the Securities Act, the state securities laws, the Secretary of State of Delaware, and the Utah Department of Commerce Division of Corporations and Commercial Code, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) NONCONTRAVENTION. To the Knowledge of the Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) BROKERS' FEES. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this

Agreement for which any of the Sellers and its Subsidiaries could become liable or obligated.

         (f) CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of the Buyer to continue at least one significant historic business line of the Seller, or to use at least a significant portion of the Seller's historic business assets in a business, in each case within the meaning of Reg.
Section 1.368-1(d).

         (g) STATUS OF THE BUYER SHARES. The Buyer Shares, when issued and delivered to the Sellers, will be either, as applicable, registered under the Securities Act or issued pursuant to an exemption from registration under federal and state securities laws.

         (h) DISCLOSURE. This Agreement and the Exhibits and Schedules hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         5. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below). The Sellers will not cause or permit the Companies to take any action that could reasonably be expected to adversely affect the transactions contemplated by this Agreement or the assets, businesses or financial conditions or prospects of the Companies.

         (b) NOTICES AND CONSENTS. The Sellers will give any notices to third parties, and will use their reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3 above.

         (c) REGULATORY MATTERS AND OTHER APPROVALS. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in
Section 3 and Section 4 above. Without limiting the generality of the foregoing, the Companies will call a special meeting of its stockholders (the "Special Seller Meeting") as soon as reasonably practicable in order that their stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law.

         (d) OPERATION OF BUSINESS. The Sellers and the Companies will use their best efforts to not allow the Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Except as required in the Ordinary Course of Business, the Sellers will not cause or permit the Companies to acquire or accrue any capital assets having an individual cost in excess of $2,500, or an aggregate cost in excess of $10,000, or incur any liability in excess of $10,000, without the prior written consent of the Buyer.

         (e) FULL ACCESS. The Sellers and the Companies will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Companies.

         (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) EXCLUSIVITY. The Sellers and the Companies will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to an Acquisition Proposal, supply any non-public information concerning the Companies' businesses, properties or assets to anyone who may be contemplating an Acquisition Proposal, or disclose to any Person, other than legal or accounting representatives who agree to be bound by this provision, the existence or terms of this Agreement; PROVIDED, HOWEVER, that the Sellers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Sellers shall notify the Buyer immediately if any Person makes any Acquisition Proposal.

         (h) CONTINUITY OF BUSINESS ENTERPRISE. The Buyer will continue at least one significant historic business line of the Seller, or use at least a significant portion of the Seller's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

         (i) LEGEND. Those Buyer Shares deposited in the Escrow Fund pursuant to Section 9 below, shall bear the following legend during the Escrow Period:

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 9, 1999 BY AND AMONG ROCKY MOUNTAIN INTERNET, INC. D/B/A RMI.NET AND INTERNET CONNECT, INC., INTERWEB DESIGN AND HOSTING, INC., JAY W. MASON, M.D., DAX J.C. KELSON, DAVID S. JENNINGS, DAVID L. ALDERSON, JR., AND TIMOTHY H. CRAWFORD, M.D.

         6. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) The Companies and the Sellers shall have procured all of the third party consents specified in Section 5(b) above;

                  (ii)  the representations and warranties set forth in
         Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) the Companies and the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(c);

                  (vi) the Companies and the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

                  (vii) this Agreement shall have received the requisite Buyer approval;

                  (viii) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                  (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Companies, other than those whom the Buyer shall have specified in writing at least five (5) business days prior to the Closing;

                  (x) the Buyer shall have entered into an employment letters, in a form and substance reasonably satisfactory to the parties thereto, with Dax J.C. Kelson and Bryan Webster; and

                  (xi) ICI and the Sellers, shall have taken all actions necessary to merger IWDH with and into ICI, with ICI as the surviving corporation, prior to, or concurrently with, the Closing;

                  (xii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Companies and the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)   the representations and warranties set forth in
         Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(c) above;

                  (v) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

                  (vi) the Buyer shall have entered into an employment letters, in form and substance reasonably satisfactory to the parties thereto, with Dax J.C. Kelson and Bryan Webster; and

                  (vii) the Companies and the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Companies and the Sellers, and dated as of the Closing Date; and

                  (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Companies and the Sellers.

         The Companies and the Sellers may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7.  TERMINATION.

         (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                  (i) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing Date (A) in the event any of the Companies and the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Companies and the Sellers of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before June 9, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                  (ii) the Companies and the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing Date (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before June 9, 1999 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Companies and the Sellers breaching any representation, warranty, or covenant contained in this Agreement);

                  (iii) the Buyer may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing Date in the event this Agreement fails to receive the requisite Buyer board of director approval.

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) (i) and (ii) above, the liability of any Party then in breach shall be agreed to be an amount equal to $125,000; PROVIDED, HOWEVER, that the confidentiality provisions contained in Section 8(d) below shall survive any such termination.

         8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8(g) or Section (8)(h) below).

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8(g) or Section 8(h) below).

         (c) TRANSITION. None of the Companies or the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Sellers or the Companies from maintaining the same business relationships with the Companies after the Closing as it maintained with the Companies prior to the Closing.

         (d) CONFIDENTIALITY. Each of the Parties will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly or destroy, at the request and option of the Party who provided such Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in his/her or its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that such Party will notify the other Parties promptly of the request or requirement so that the Party who provided such confidential Information may seek an appropriate protective order or waive compliance with the provisions of this Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Party shall use his, her, or its reasonable best efforts to obtain, at the reasonable request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such Party shall designate.

         (e) COVENANT NOT TO COMPETE. For a period of two (2) years from and after the Closing Date, none of the Sellers will engage directly or indirectly in any business similar to, or competitive with, the businesses that the Companies conduct as of the Closing Date in any geographic area in which the Companies conduct their businesses as of the Closing Date; PROVIDED, HOWEVER, that (i) for one (1) year after the Closing Date, and subject to the provisions of Section 8(l) below, Dax J.C. Kelson may be employed in any capacity, including as a computer consultant, by any entity which has revenues attributable to internet connectivity in an amount less than five thousand dollars ($5,000) per month, and for two (2) years after the Closing Date, Mr. Kelson may not be an officer, director, shareholder, manager, member, partner or other owner or equity participant of, any entity which engages in any business similar to, or competitive with, the businesses that the Companies conduct as of the Closing Date in any geographic area in which the Companies conduct their businesses as of the Closing Date; and (ii) no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage in a business similar to, or competitive with, the businesses of the Companies solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (f) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter (subject to any applicable statutes of limitations).

         (g) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                  (i) In the event any of the Companies or the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Companies or the Sellers has breached) any of his/her or its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
         Section 8(f) above, provided that the Buyer makes a written claim for indemnification against the Companies or the Sellers within such survival period, then the Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) Each of the Companies and each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Companies which is not reflected on the Most Recent Financial Statements (including any Liability of the Companies that becomes a Liability of the Buyer under any Environmental, Health, and Safety Requirements, for unpaid Taxes, or otherwise by operation of law).

                  (iii) Each of the Companies and each of the Sellers agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any of the Contingent Liabilities.

                  (iv) Each of the Companies and each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by (a) any Liability of the Companies for Taxes of the Companies with respect to any Tax year or portion thereof ending on or before the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Financial Statements (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns and (b) for the unpaid Taxes of any Person (other than the Sellers) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (h) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS.

                  (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
         Section 8(f) above, provided that the Sellers make a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify each of the Companies and each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) The Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability reflected on the Most Recent Financial Statements or related to any personal guarantees of the Sellers under any long term contracts with lessors, vendors, and suppliers as set forth in Section 8(h)(ii) of the Disclosure Schedule.

         (i) MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the

         Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(i)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in Section 8(i)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8(i).

         (j) OTHER INDEMNIFICATION PROVISIONS. The indemnification provisions set forth in Section 8(g), Section 8(h) and Section 8(i) above are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Sellers, or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he/she or it will not make any claim for indemnification against any of the Buyer and its Subsidiaries by reason of the fact that he/she or it was a director, officer, employee, or agent of the Companies or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         (k) LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. Notwithstanding the provisions of Section 8(g) through 8(j) above, neither Party shall be obligated to indemnify the other Party or Parties, as the case may be, from and against any Adverse Consequences (A) until such Party or Parties have suffered Adverse Consequences in excess of $10,000 in the aggregate (excluding Adverse Consequences related to the Contingent Liabilities, to which such $10,000 amount shall not apply) (after which point, the Indemnifying Party or Parties will be obligated only to indemnify the indemnified Party or Parties from and against further Adverse Consequences), or (B) to the extent that such Adverse Consequences exceeds the Purchase Price as adjusted pursuant to Section 2(d)(vi); PROVIDED, HOWEVER, that any claims brought by a Party against another Party or Parties for fraud or willful misconduct shall not be subject to the foregoing limitations.

         (l) EMPLOYMENT OF DAX J.C. KELSON. As an inducement for the Buyer to enter into this Agreement, Dax J.C. Kelson hereby agrees to be employed by the Buyer until at least August 15, 1999.

         9. ESCROW FUND. As security for the indemnity of the Buyer by the Sellers provided for in Section 8 above, the Escrow Shares shall be registered in the name of the Sellers, and deposited (with an executed assignment in blank) with Norwest Bank, N.A., as Escrow Agent such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the escrow agreement to be signed by all parties thereto (the "Escrow Agreement"). In the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of the Escrow Agreement shall govern. All costs and fees of the Escrow Agent for establishing and administering the Escrow Fund shall be borne equally by the Parties. Upon compliance with the terms hereof, the Buyer shall be entitled to obtain indemnity first from the Escrow Fund for all Adverse Consequences covered by the indemnity provided for in Section 8 above. If the Escrow Fund is not sufficient to cover any such Adverse Consequences covered by Section 8 above, then the Buyer shall be entitled to seek payment from the Sellers personally. The form of the Escrow Agreement is attached hereto as Exhibit G.

         10. MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the provisions in Section 8 above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered personally or if (and then two business days after) it is sent by a reputable overnight courier (such as Federal Express, DHL, etc.) or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         IF TO THE COMPANIES AND THE SELLER'S REPRESENTATIVES:

         Internet Connect, Inc.
         InterWeb Design and Hosting, Inc.
         2152 Island Drive
         Lexington, Kentucky 40502
         Attention:  Jay W. Mason, M.D.
         Telecopier:  (606) 269-3525

         COPY TO:

         Mr. Douglas K. Cummings
         Callister, Nebeker & McCullough
         10 East South Temple #900
         Salt Lake City, Utah  84133

         IF TO THE BUYER:

         Rocky Mountain Internet, Inc.
         999 18th Street, 22nd Floor

         Denver, Colorado  80202
         Attention:  Mr. Douglas H. Hanson

         COPIES TO:

         Rocky Mountain Internet, Inc.
         999 18th Street, 22nd Floor
         Denver, Colorado  80202
         Attention:  Mr. Chris J. Melcher

         Holland & Hart LLP
         215 South State Street, Suite 500
         Salt Lake City, Utah  84111-2317
         Attention:  Mr. David R. Rudd

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) SELLERS' REPRESENTATIVE. The Sellers hereby select as their representative Mr. Douglas K. Cummings (the "Sellers' Representative") who shall be authorized by the Sellers to receive all notices and certificates provided for in this Agreement, and shall be authorized to communicate with the Escrow Agent and the Buyer on behalf of the Sellers.

         (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         (j) DISPUTE RESOLUTION. The Parties hereby covenant and agree that, except as otherwise set forth in this Agreement, any suit, dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, known or unknown, fixed or contingent, that the Parties may now have or at any time in the future claim to have based in whole or in part, or arising from or that in any way is related to the negotiations, execution, interpretation or enforcement of this Agreement (collectively, the "Disputes") shall be completely and finally settled by submission of any such Disputes to arbitration under the Commercial Rules of Arbitration of the American Arbitration Association ("AAA") then in effect. If the parties to the Dispute are unable to agree on a single arbitrator, then such binding arbitration shall be conducted before a panel of three (3) arbitrators that shall be comprised of one (1) arbitrator designated by each party to the Dispute and a third arbitrator designated by the two (2) arbitrators selected by the parties to the Dispute. Unless the parties to the Dispute agree otherwise, the arbitration proceedings shall take place in Denver, Colorado and the arbitrator(s) shall apply the law of the State of Colorado, USA, to all issues in dispute, in accordance with Section 10(i) above. The findings of the arbitrator(s) shall be final and binding on the parties to the Dispute. Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the Party seeking to enforce that award may elect. Notwithstanding any applicable rules of arbitration, all arbitral awards shall be in writing and shall set forth in particularity the findings of fact and conclusions of law of the arbitrator or arbitrators.

         (k) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (l) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (m) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (n) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (o) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                    *****

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


         ROCKY MOUNTAIN INTERNET, INC.

         By:
            ---------------------------
                Douglas H. Hanson
                Chairman and Chief Executive Officer



         INTERNET CONNECT, INC.

         By:
            ---------------------------
                Jay W. Mason, M.D.

         Its:
            ---------------------------



         INTERWEB DESIGN AND HOSTING, INC.

         By:
            ---------------------------
                Jay W. Mason, M.D.

         Its:
            ---------------------------



         SELLERS


         ------------------------------
         Jay W. Mason, M.D.


         ------------------------------
         Dax J.C. Kelson


         ------------------------------
         David S. Jennings


         ------------------------------
         David L. Alderson, Jr.


         ------------------------------
         Timothy H. Crawford, M.D.

                                       41